Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 1st QUARTER 2015 RESULTS

KAPALUA RESORT, Hawaii, April 27, 2015 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $1.1 million, or $(0.06) per share, for the first quarter of 2015, compared to a net loss of $0.9 million, or $(0.05) per share for the first quarter of 2014. The Company reported revenues of $2.8 million and $2.5 million during the first quarters of 2015 and 2014, respectively.

The Company had no sales of real estate assets during the first quarters of 2015 or 2014.

The Company also announced that it recently amended its American AgCredit loan agreement, eliminating mandatory principal reduction payments, modifying interest rates and payments, and pledging additional collateral as security for the loan. The Company’s lenders also reduced the minimum liquidity level required from $3 million to $2 million.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 1st quarter 2015 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended March 31,
	2015	2014
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate	$112	$83
Leasing	1,415	1,312
Utilities	817	722
Resort amenities and other	450	352
Total operating revenues	2,794	2,469

OPERATING COSTS AND EXPENSES
Real estate	168	279
Leasing	532	550
Utilities	612	573
Resort amenities and other	213	281
General and administrative	582	351
Share-based compensation	549	142
Depreciation	558	584
Pension and other postretirement expenses	76	141
Total operating costs and expenses	3,290	2,901

OPERATING LOSS	(496)	(432)
Interest expense	(597)	(477)
NET LOSS	$(1,093)	$(909)
Pension, net of income taxes of $0	211	146
COMPREHENSIVE LOSS	$(882)	$(763)

NET LOSS PER COMMON SHARE
--BASIC AND DILUTED	$(0.06)	$(0.05)